Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Increased Sales and Improved Operating Performance in Second Quarter Fiscal 2013

  Consolidated net retail sales increase $1.4 million while operating 31 fewer stores than last year
  Consolidated comparable store sales increase 7.3%

ST. LOUIS--(BUSINESS WIRE)--July 25, 2013--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the second quarter and twenty-six weeks ended June 29, 2013.

Second Quarter 2013 Highlights (13 weeks ended June 29, 2013):

  Consolidated net retail sales were $80.4 million while operating 31 fewer stores compared to $79.0 million in the fiscal 2012 second quarter, an increase of 2.2%, excluding the impact of foreign exchange;
  Consolidated comparable store sales increased 7.3% and included an 8.6% increase in North America and a 1.7% increase in Europe;
  Consolidated e-commerce sales rose 5.2%, excluding the impact of foreign exchange;
  Net loss was $6.2 million, or $0.38 per share, an improvement from a net loss of $7.6 million, or $0.46 per share in the fiscal 2012 second quarter; and
  Adjusted net loss was $5.4 million, or $0.33 per share, an improvement from an adjusted net loss of $7.5 million, or $0.46 per share, in the 2012 second quarter. (See Reconciliation of Net Loss to Adjusted Net Loss.)

Sharon Price John, Build-A-Bear Workshop’s Chief Executive Officer and Chief President Bear commented, “We continued to show progress in the second quarter with increased comparable store sales, growth in total sales on a lower store count and expansion in gross profit margin, as compared to last year. Our brand marketing, product and real estate initiatives led to our third consecutive quarter of positive comparable store sales in North America. This, along with a reduction in promotional activity, resulted in improved operating performance for the quarter and first half of the year.

“We are intently focused on executing our plans for the balance of this year,” stated Ms. John. “As we move forward and solidify our longer term strategies, we will leverage the strength of the Build-A-Bear Workshop brand to return to profitability and build a platform for sustainable growth. We believe we have opportunities to evolve our business model to increase the lifetime value of our guests and further improve our efficiencies.”

Additional Second Quarter 2013 Details:

  Total revenues were $81.9 million while operating 31 fewer stores compared to $80.4 million in the 2012 second quarter, an increase of 2.3%, excluding the impact of foreign exchange;
  Retail gross margin expanded 180 basis points to 36.8% from 35.0% in the 2012 second quarter, primarily driven by leverage in occupancy cost and reduced promotional activity; and
  Selling, general and administrative expense (“SG&A”) was $36.9 million, or 45.1% of total revenues, including $0.9 million in management transition and store closing expenses. This compares to $37.1 million, or 46.1% of total revenues in the fiscal 2012 second quarter.

First Six Months 2013 (26 weeks ended June 29, 2013):

  Total revenues were $186.2 million compared to $176.8 million in the first six months of 2012, an increase of 5.5%, excluding the impact of foreign exchange;
  Consolidated net retail sales were $183.3 million, compared to $174.2 million in the first six months of fiscal 2012, an increase of 5.4%, excluding the impact of foreign exchange;
  Consolidated comparable store sales increased 9.0% and included a 9.7% increase in North America and a 5.9% increase in Europe;
  Consolidated e-commerce sales rose 6.3%, excluding the impact of foreign exchange;
  Retail gross margin expanded 170 basis points to 39.4% from 37.7% in the first six months of 2012 primarily driven by leverage in occupancy costs and reduced promotional activity, partially offset by higher product costs in the first quarter;
  SG&A was $80.6 million, or 43.3% of revenues, a 40 basis point improvement from the first six months of 2012, including $3.2 million in management transition and store closing expenses as well as incremental marketing expenses in the first quarter;
  Net loss was $6.2 million or $0.38 per share, an improvement from a net loss of $8.6 million, or $0.53 per share in the first six months of fiscal 2012; and
  Adjusted net loss was $3.1 million or $0.19 per share, an improvement from an adjusted net loss of $8.0 million, or $0.49 per share in the first six months of fiscal 2012. (See Reconciliation of Net Loss to Adjusted Net Loss.)

Store Activity

During the quarter, the Company closed ten stores to end the period with 323 company-owned stores – 263 in North America and 60 in Europe. (See Company-Owned Store Activity Schedule.) The Company remodeled four stores in its new design format. The Company’s international franchisees ended the quarter with 90 stores in 14 countries.

The Company continues to expect to close an additional 20 to 35 stores in fiscal 2013 and 2014, along with limited, opportunistic store openings, to reach its optimal store count of 225 to 250 stores in North America. These select store closures are expected to transfer approximately 20% of sales to other stores in the same markets, which is consistent with the average transfer rate of the stores closed since 2012.

Balance Sheet

The Company ended the 2013 second quarter with a strong balance sheet and no borrowings under its revolving credit facility. As of June 29, 2013, cash and cash equivalents totaled $28.1 million, over half of which was domiciled outside the U.S. Total inventory at quarter end was $48.1 million compared to $47.0 million at quarter end 2012. Inventory per square foot increased 11.5%, as compared to the prior year period. The Company expects capital expenditures to be $19 to $22 million in fiscal 2013 to support the refresh and repositioning of stores and investment in infrastructure. Depreciation and amortization is expected to be approximately $20 million.

Accomplishments toward Long Term Objectives:

  Introduce a new store design – At quarter end, the Company operated 11 newly imagined stores which continued to drive average same store sales increases of over 20% in the second quarter. The Company expects to operate approximately 30 locations in this new store format by the end of 2013 with an additional 20 to 25 locations planned in 2014.
  Improve store productivity and profitability – The Company has closed 38 stores since the beginning of 2012 transferring over 20% of those sales to other stores in the same markets. In addition, the Company reduced the square footage of 16 other stores since the beginning of 2012 by remodeling and moving them to smaller locations within the same malls.
  Increase shopping frequency – The Company reintroduced brand building TV advertising in its U.S. markets beginning in mid-October 2012 and rebalanced the mix of marketing in Europe to drive customer traffic, further engage existing guests and attract new guests to its stores. This contributed to an improvement in sales trend with comparable store sales increasing 9.7% in North America and 5.9% in Europe in the first six months of 2013.

  Reinforce Build-A-Bear Workshop as a top destination for gifts – The Company capitalized on its brand advertising to drive the gift of experience which led to a 30% increase in the issuance of gift cards at its stores on a consolidated basis during last year’s peak fourth quarter gifting period, followed by a 20% increase in the first six months of 2013. This contributed to increased retail sales in the first half of 2013 as the cards were redeemed.
  Optimize the Company’s global presence – The Company’s franchisees operated 90 international locations as of June 29, 2013. The Company expects its franchisees to open a total of 8 to 12 locations in fiscal 2013 which are likely to be offset by select closures.
  Improve cost efficiencies – The Company continues to expect to realize cost savings of $5 million to $10 million in fiscal 2013, which include expense reduction initiatives and savings from closed stores which will primarily be realized in the remainder of the year.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on August 8, 2013. The telephone replay is available by calling (858) 384-5517. The access code is 412352.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® list for the fifth year in a row in 2013. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $380.9 million in fiscal 2012. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 29, 2012, as filed with the SEC, and the following:

--	general global economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
--	customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
--	we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
--	our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
--	we may be unable to generate comparable store sales growth;
--	we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
--	we may not be able to operate our company-owned stores in the United Kingdom and Ireland profitably;
--	we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
--	the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
--	our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
--	we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
--	we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
--	high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
--	we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
--	we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
--	we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
--	we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
--	we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
--	our market share could be adversely affected by a significant, or increased, number of competitors;
--	we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
--	poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
--	we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights;
--	fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
--	we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	June 29,	% of Total	June 30,	% of Total
	2013	Revenues (1)	2012	Revenues (1)
Revenues:
Net retail sales	$80,395	98.2	$78,989	98.2
Commercial revenue	750	0.9	705	0.9
Franchise fees	757	0.9	716	0.9
Total revenues	81,902	100.0	80,410	100.0
Costs and expenses:
Cost of merchandise sold	51,169	63.1	51,704	64.9
Selling, general and administrative	36,901	45.1	37,075	46.1
Interest expense (income), net	(55)	(0.1)	(63)	(0.1)
Total costs and expenses	88,015	107.5	88,716	110.3
Loss before income taxes	(6,113)	(7.5)	(8,306)	(10.3)
Income tax expense (benefit)	105	0.1	(755)	(0.9)
Net loss	$(6,218)	(7.6)	$(7,551)	(9.4)

Loss per common share:
Basic	$(0.38)		$(0.46)
Diluted	$(0.38)		$(0.46)
Shares used in computing common per share amounts:
Basic	16,460,474		16,458,889
Diluted	16,460,474		16,458,889

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	June 29,	% of Total	June 30,	% of Total
	2013	Revenues (1)	2012	Revenues (1)
Revenues:
Net retail sales	$183,326	98.5	$174,189	98.5
Commercial revenue	1,223	0.7	1,081	0.6
Franchise fees	1,618	0.9	1,513	0.9
Total revenues	186,167	100.0	176,783	100.0
Costs and expenses:
Cost of merchandise sold	111,640	60.5	109,170	62.3
Selling, general and administrative	80,636	43.3	77,201	43.7
Interest expense (income), net	(106)	(0.1)	(149)	(0.1)
Total costs and expenses	192,170	103.2	186,222	105.3
Loss before income taxes	(6,003)	(3.2)	(9,439)	(5.3)
Income tax expense (benefit)	202	0.1	(871)	(0.5)
Net loss	$(6,205)	(3.3)	$(8,568)	(4.8)

Loss per common share:
Basic	$(0.38)		$(0.53)
Diluted	$(0.38)		$(0.53)
Shares used in computing common per share amounts:
Basic	16,345,882		16,248,884
Diluted	16,345,882		16,248,884

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	June 29,	December 29,	June 30,
	2013	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$28,061	$45,171	$26,450
Inventories	48,134	46,904	47,029
Receivables	6,866	9,428	4,935
Prepaid expenses and other current assets	13,115	14,216	13,604
Deferred tax assets	269	987	469
Total current assets	96,445	116,706	92,487

Property and equipment, net	68,273	71,459	73,518
Goodwill	-	-	32,643
Other intangible assets, net	611	633	595
Other assets, net	3,258	3,304	6,704
Total Assets	$168,587	$192,102	$205,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,897	$38,984	$24,253
Accrued expenses	8,547	11,570	7,227
Gift cards and customer deposits	24,744	30,849	22,848
Deferred revenue	4,892	4,800	5,568
Total current liabilities	72,080	86,203	59,896

Deferred franchise revenue	1,057	1,177	1,301
Deferred rent	18,099	20,843	22,075
Other liabilities	570	742	257

Stockholders' equity:
Common stock, par value $0.01 per share	173	171	174
Additional paid-in capital	67,225	66,112	66,060
Accumulated other comprehensive loss	(8,949)	(7,683)	(9,082)
Retained earnings	18,332	24,537	65,266
Total stockholders' equity	76,781	83,137	122,418
Total Liabilities and Stockholders' Equity	$168,587	$192,102	$205,947

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

		13 Weeks	13 Weeks	26 Weeks	26 Weeks
		Ended	Ended	Ended	Ended
		June 29,	June 30,	June 29,	June 30,
		2013	2012	2013	2012

Other financial data:
	Retail gross margin ($) (1)	$29,563	$27,666	$72,252	$65,677
	Retail gross margin (%) (1)	36.8%	35.0%	39.4%	37.7%
	E-commerce sales	$2,289	$2,191	$5,628	$5,316
	Capital expenditures, net (2)	$5,209	$4,525	$9,016	$8,304
	Depreciation and amortization	$4,761	$5,273	$9,677	$10,636

Store data (3):
	Number of company-owned stores at end of period
	North America - Traditional			257	285
	North America - Non-traditional			6	11
	Total North America			263	296
	Europe			60	58
	Total stores			323	354

	Number of franchised stores at end of period			90	84

	Company-owned store square footage at end of period
	North America - Traditional			728,639	817,486
	North America - Non-traditional			9,759	18,120
	Total North America			738,398	835,606
	Europe (4)			86,331	83,631
	Total square footage			824,729	919,237

	Comparable store sales change (%) (5)
	North America	8.6%	(1.8)%	9.7%	1.1%
	Europe	1.7%	(1.3)%	5.9%	(6.0)%
	Consolidated	7.3%	(1.7)%	9.0%	(0.1)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)

Excludes our webstore and pop-up, seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United
Kingdom and Ireland.

(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted Net Loss
(dollars in thousands, except share and per share data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net loss	$(6,218)	$(7,551)	$(6,205)	$(8,568)

Management transition costs(1)	506	-	2,251	-
Store closing costs (2)	340	40	904	128
Losses from investment in affiliate(3)	-	-	-	475
Adjusted net loss	$(5,372)	$(7,511)	$(3,050)	$(7,965)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
Net loss per share	$(0.38)	$(0.46)	$(0.38)	$(0.53)

Management transition costs(1)	0.03	-	0.14	-
Store closing costs (2)	0.02	0.00	0.05	0.01
Losses from investment in affiliate(3)	-	-		0.03
Adjusted net loss per share	$(0.33)	$(0.46)	$(0.19)	$(0.49)

(1) Represents management transition costs related to the change in
    Chief Executive. Costs include severance, along with benefits and related taxes, executive search fees, signing bonus and professional fees.

(2) Represents the net impact related to the closing of stores, including asset impairment and disposal charges and severance costs along with adjustments to lease related liabilities.
(3) Represents non-recurring charge related to the Company's investment in Ridemakerz.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Company-Owned Store Activity

	2013

	Twenty-six Weeks				Fifty-two Weeks - Projected
	December 29,			June 29,	December 29,			December 28,
	2012	Opened	Closed	2013	2012	Opened	Closed	2013
North America
Traditional	283	-	(26)	257	283	4	(35)	252
Non-traditional	8	-	(2)	6	8	-	(2)	6
	291	-	(28)	263	291	4	(37)	258

Europe	60	-	-	60	60	-	-	60
Total	351	-	(28)	323	351	4	(37)	318

	2012

	Twenty-six Weeks				Fifty-two Weeks
	December 31,			June 30,	December 31,			December 29,
	2011	Opened	Closed	2012	2011	Opened	Closed	2012
North America
Traditional	287	1	(3)	285	287	2	(6)	283
Non-traditional	11	1	(1)	11	11	1	(4)	8
	298	2	(4)	296	298	3	(10)	291

Europe	58	-	-	58	58	2	-	60
Total	356	2	(4)	354	356	5	(10)	351

The Company's long term store real estate goal is to bring its stores back to best in class productivity and profitability. Today, the Company believes that the optimal number of Build-A-Bear Workshop stores in North America is between 225 to 250 and 60 to 70 in the United Kingdom and Ireland for a total of 285 to 320 stores. The Company currently expects to reach this level with the closure of 60 to 70 stores in fiscal 2012 through 2014, primarily in North America, along with limited, opportunistic store openings. Locations to close and the timing of the closures are subject to ongoing negotiations and overall economic considerations as market repositioning and optimization plans are continually reevaluated.

CONTACT:
Build-A-Bear Workshop
Investors: Tina Klocke, 314.423.8000 x5210
Media: Jill Saunders, 314.423.8000 x5293